Exhibit 99.1
Fastly, Inc.
Non-Employee Director Compensation Policy
Adopted: May 1, 2019
Amended: August 4, 2020
Amended: July 8, 2021
Amended: November 2, 2021

Each member of the Board of Directors (the “Board”) of Fastly, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.
The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation
Commencing at the beginning of the first calendar quarter following the closing of the initial public offering (the “IPO”) of the Company’s Class A common stock (the “Class A Common Stock”), each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $30,000

2.    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $7,500
c.    Member of the Nominating and Corporate Governance Committee: $3,750

3.    Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.    Chairman of the Audit Committee: $20,000
b.    Chairman of the Compensation Committee: $15,000
c.    Chairman of the Nominating and Corporate Governance Committee: $7,500

4.    Annual Lead Independent Director Retainer: $20,000

Equity Compensation
    Equity awards will be granted under the Company’s 2019 Equity Incentive Plan (the “Plan”).
i.Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of
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business on the day of such appointment a Non-Employee Director will automatically receive a Restricted Stock Unit Award for Class A Common Stock having a value of $400,000 based on the Fair Market Value (as defined in the Plan) of the underlying Class A Common Stock on the date of grant (the “Initial RSU”). Each Initial RSU will vest on the one-year anniversary measured from the date of grant.
ii.Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of the Company’s Stockholders (the “Annual Meeting”), each person who is then a Non-Employee Director will automatically receive a Restricted Stock Unit Award for Class A Common Stock having a value of $200,000 based on the Fair Market Value (as defined in the Plan) of the underlying Class A Common Stock on the date of grant (the “Annual RSU”). Each Annual RSU will vest quarterly over one year following the date of grant and will be fully vested on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); and (ii) the one-year anniversary measured from the date of grant.
iii.Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such Change of Control.
iv.Calculation of Value of a Restricted Stock Unit Award. The value of a Restricted Stock Unit Award to be granted under this Director Compensation Policy will be determined based on the Fair Market Value per share on the grant date.
v.Remaining Terms. The remaining terms and conditions of each Nonstatutory Stock Option and Restricted Stock Unit Award, including transferability, will be as set forth in the Company’s standard Option Agreement and Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.
Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.